NYSE Amex Equities Exchange Symbol - UEC
FOR IMMEDIATE RELEASE	July 27, 2010

Uranium Energy Corp Issues Mid-Year Shareholder Report

  Highlights Include Construction Status of Palangana ISR Project, and

  Initial Uranium Production Scheduled for the Fourth Quarter

Corpus Christi, TX - July 27, 2010 - Uranium Energy Corp (NYSE-AMEX: UEC, the 'Company') today issued a Mid-Year Shareholder Report and filed an 8-K statement advising on the progress of its Palangana in-situ recovery (ISR) project in South Texas, which is scheduled to commence production in the fourth quarter of this year. The report from CEO Amir Adnani follows in its complete form:

Dear Shareholder,

I am pleased to provide a mid-year report for Uranium Energy Corp. The first half of the year has truly been a breakthrough for the Company, as we demonstrate with a number of particulars in this letter. The second half of the year promises to bring all of our work to fruition with the start of initial uranium production at the Palangana ISR project, on track for the fourth quarter of this year. This will put UEC in a very elite class as one of only eight uranium producers in the world.

The Company's Annual General Meeting was held last week on July 22, and I would like to express my gratitude to you, our shareholders, for your continued trust and support. The entire UEC team deserves a special acknowledgement for their dedication and hard work, as do our directors for their experienced leadership. Thank you!

Also, considering that the economy and investment markets continue to experience difficulties, I want to reassure you that the Company is well funded to execute its plans. Uranium Energy Corp has no debt and approximately $22 million in cash, funds that are in excess of the remaining development costs to start cash flow.

Palangana Production Watch

With the plans to initiate in-situ recovery of uranium at Palangana in South Texas in four months, I want to tell you - and show you -- what to start to expect. This area is alive with rigs, trucks, pipes and roads going in for production. In addition, two rigs are actively drilling to the east, north and south of the first production area, Production Area One (PAA-1), generating additional uranium potential. We feel good about the prospects for growing our resource base in South Texas to feed our recently acquired Hobson processing plant, which is fully licensed and permitted and ready to process uranium immediately.

To view the images and descriptions, please click on these links:

Wellfield Development:
http://uraniumenergy.com/projects/texas/palangana/index.php?&content_id=358

Drilling Disposal Well:
http://uraniumenergy.com/projects/texas/palangana/index.php?&content_id=359

Hobson Processing Plant:
http://uraniumenergy.com/projects/texas/hobson/index.php?&content_id=360

Management takes great pride in current photographs of these activities because Uranium Energy Corp is the only company in North America that is in the position to start major production of uranium in the near-term with all necessary permits secured.

We initiated wellfield development and construction early in June at PAA-1, with 110 injection and production wells to be drilled, cased and completed. Concurrently, we started drilling the disposal well for this first wellfield, which is now complete. Roads are going in, and the electricity is on. Shortly we will initiate construction of the on-site ion-exchange facility. The equipment, tanks and pipes for this facility have been purchased and tested, and are now ready for installation, anticipated in the next two months.

These activities are being supervised and coordinated under the watchful and experienced control of Chief Operating Officer, Harry Anthony - who earlier supervised ISR production at Palangana on behalf of Union Carbide in the 1970's -- and Vice President of Production, Robert Underdown.

Meanwhile, approximately one hundred miles north at the Company's Hobson central processing plant, all systems are ready to receive and process the first truckloads of resins from PAA-1 into uranium oxide (commonly referred to as U3O8 or yellowcake), with first deliveries expected by November this year.

Additional Achievements in the First Half of 2010

  Sale of non-core asset - In April the Company completed the sale of its 49% interest in the Cibola Resources LLC joint venture located in New Mexico for $11 million in cash, valuable non-dilutive funds ensuring that the Company's balance sheet is strong.

  Permitting advances - In January, the TCEQ approved the final permits for production at Palangana. In addition, at the Goliad ISR project, the crucial disposal well permits were received in May. Also, a public hearing was completed that was needed before the completion of final permits for production at Goliad, anticipated later this year.

  Increasing uranium resources - In February, the Company announced its first NI 43-101-qualified resource at Palangana. The independent Technical Report provides for a resource of 2.2 million pounds U3O8 in all categories. Based on very successful drilling throughout the year on several zones at Palangana, the Company is confident of expanding this defined resource before the end of this year. This is in addition to 6.9 million pounds of in-situ uranium in all categories of resource at our Goliad ISR project, plus 1.3 million pounds at Nichols and a 1.5 million pound historical resource at the Company's Salvo project. All of these ISR uranium projects are in close proximity to the Company's Hobson processing plant, part of UEC's regional operating strategy in Texas.

  Media and analyst coverage - The Company gained excellent recognition from the media during this period as America's next uranium producer. We had a feature article in Forbes magazine in April. I was interviewed by Bloomberg and Reuters, and both interviews became the basis for articles, transmitted globally in each instance. In addition, six recognized analysts now track the developments of the Company in Canada and the U.S.

  Russell 2000 indexes - Uranium Energy Corp was reinstated to the Russell 2000 Index and the Russell 3000 Index as published on June 29 by Russell Investment Group.

Moving Forward: Near-Term Production and Cash Flow

Our key objective is initial production and cash flow. With an engineering team comprised of many of the top pioneers of the ISR method of uranium mining, we are well positioned to benefit from this low cost production profile. Several additional targets are anticipated to complete this year that will add immeasurably to the Company's near-future. Please keep an eye out for these developments later this year:

  An updated resource statement for Palangana

  Further and significant information regarding the Company's Salvo project

  Permitting advances for Goliad, which is targeted for initial production next year.

  Additional expansion with highly prospective new leases

Nuclear Power Industry Gaining Traction

President Obama got the industry off to a strong start in his State of the Union address in January by emphasizing that the country's nuclear power capacity must increase because it is a key to America's energy future. The Administration followed this up emphatically in February by earmarking approximately $54 billion for federal loan guarantees for new nuclear reactors. And they acted quickly to grant the first $8 billion in loan guarantees to Southern Co. for the construction of two reactors in Georgia.

Bloomberg recently reported that China is tying up large amounts of future uranium production in long-term contracts, perhaps signaling that uranium prices are headed higher in the second half of 2010, as indicated by this week's jump of $4.25 to $46/lb in the spot price. This report follows several actions through the early months of the year by Chinese, Japanese, Korean and Russian utilities and traders that are buying uranium companies and projects globally. Not only do these actions tend to cause the price of uranium to rise, they clearly reduce the amount of uranium available for others, and most notably for the U.S. utilities, which operate nearly 25% of the world's reactors, and plan to expand capacity by another 31% by 2020.

Uranium Prices

We are optimistic about the price of uranium. It has built a base above $40/lb. for over a year, and is anticipated by a majority of analysts to rise later this year or next year. In fact, yesterday, spot uranium price moved up to $46/lb, a jump of $4.25. Throughout the industry, demand far exceeds supply on both a global and local-U.S. basis for now and the foreseeable future. The term, or long-term contract price, appears to be stable at $60/lb., a highly workable level for us.

The Company's plan is to be THE low-cost leader using the state-of-the-art ISR method of production. The advantages of ISR include a very low capital expenditure to get into production; a projected low cost of production; a better profit margin and a friendlier relationship with the environment.

Uranium Energy Corp is advancing at a rapid pace. With initial production this year, we anticipate this momentum to increase. We appreciate your trust in the progress of the company, and welcome your additional participation.

Please stay in touch with us by visiting www.uraniumenergy.com, emailing info@uraniumenergy.com or calling us any time at 1-866-748-1030.

Yours sincerely,

Amir Adnani
President and CEO
Uranium Energy Corp

About Uranium Energy Corp

Uranium Energy Corp. (NYSE-AMEX: UEC) is a U.S.-based exploration and development company with the objective of near-term uranium production in the U.S.  The Company's fully licensed and permitted Hobson processing facility is central to all of its projects in South Texas, including the fully-permitted Palangana in-situ recovery project, and the Goliad in-situ recovery project which is in the final stages of mine permitting for production.  The Company's operations are managed by professionals with a recognized profile for excellence in their industry, a profile based on many decades of hands-on experience in the key facets of uranium exploration, development and mining.

Contact North America: Investor Relations, Uranium Energy Corp:
Toll Free: (866) 748-1030
Fax: (361) 888-5041
E-mail: info@uraniumenergy.com

Stock Exchange Information:
NYSE-AMEX: UEC
Frankfurt Stock Exchange Symbol: U6Z
WKN: AØJDRR
ISN: US916896103

Notice to U.S. Investors

The mineral resources referred to herein have been estimated in accordance with the definition standards on mineral resources of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101 and are not compliant with U.S. Securities and Exchange Commission (the "SEC") Industry Guide 7 guidelines.  In addition, measured mineral resources, indicated mineral resources and inferred mineral resources, while recognized and required by Canadian regulations, are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC.  Accordingly, we have not reported them in the United States.

Investors are cautioned not to assume that any part or all of the mineral resources in these categories will ever be converted into mineral reserves.  These terms have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  In particular, it should be noted that mineral resources which are not mineral reserves do not have demonstrated economic viability.  It cannot be assumed that all or any part of measured mineral resources, indicated mineral resources or inferred mineral resources will ever be upgraded to a higher category.  In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies.  Investors are cautioned not to assume that any part of the reported measured mineral resources indicated mineral resources or inferred mineral resources referred to in this news release and in the Technical Report are economically or legally mineable.

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.  Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans, "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements". Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of exploration activities, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labour disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations on insurance coverage.  Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.